                                                                       EXHIBIT 5


                                 August 25, 2004

GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia  30045

         Re: Amendment to the 1998 Stock Option Plan of GBC Bancorp, Inc. as amended and restated

Gentlemen:

         We have served as counsel for GBC Bancorp, Inc. (the "Company") in connection with its registration under the Securities Act of 1933, as amended, of an aggregate of 28,000 shares of its common stock, $1.00 par value (the "Shares"), which are proposed to be offered and sold pursuant to the 1998 Stock Option Plan of GBC Bancorp, Inc., as amended and restated effective January 15, 2002, (the "Plan"). The Company is filing a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the Shares. This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

         We have reviewed the Company's articles of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

         In connection with such review, we have assumed with your permission
(1) the genuineness of all signatures and the legal competence of all signatories; (2) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (3) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

         Based on and subject to the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         This opinion letter is delivered solely for your benefit in connection with the Registration Statement and the transactions provided for therein and may not be quoted in whole or in part, referred to, filed with any governmental agency or otherwise used or relied upon by any other person or for any other purpose without our prior written consent.

         This opinion is limited to the laws of the State of Georgia, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

                                     Very truly yours,


                                     /s/ Womble Carlyle Sandridge & Rice, PLLC